United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

October 21, 2013

Date of Report

SUNDANCE STRATEGIES, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-50547	88-0515333
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

4626 North 300 West, Suite No. 365

Provo, Utah  84604

 (Address of Principal Executive Offices)

(801) 705-8968

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2013, we appointed Matthew G. Pearson as Chief Operating Officer.  Mr. Pearson is 47 years of age. There are no family relationships between Mr. Pearson and any director or executive officer of the Company.  Mr. Pearson has 25 years experience in corporate finance, real estate brokerage and development.  He was a cofounding partner with EHI, LLC, which was established in August of 2009.  EHI, LLC is a Life Settlement Securitization Company, which worked through an almost $1,000,000,000 securitization of a pool of life settlement policies.  During his tenure at the company, Mr. Pearson managed every aspect of the company’s business since inception, including transaction design and implementation, policy selection, ownership structure for the corporate entities to ensure appropriate tax treatment, to creation and consummation of agreements with 20 vendors required to structure and complete the bond offering tied to the securitization.   From July, 2011, to his employment as COO with the Company,  he was also a partner in Evolution Capital Partners, a company in the business of providing loans  to small cap publicly-traded companies.

We are in the process of finalizing Mr. Pearson’s Employment Agreement under which he will receive $12,500 in monthly compensation.  Mr. Pearson’s Employment Agreement will also include stock options to purchase 400,000 shares of our common stock at a price per share equal to the fair market value on the date of the grant, with vesting over a 36 month period, to be determined by the Board of Directors, and with vesting to be subject to continued employment.

Item 7.01 Regulation FD Disclosure.

See Item 9.01, Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(a)

Exhibits.

Exhibit No.

Exhibit Description

99

Press Release dated October 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNDANCE STRATEGIES, INC.

Date:	October 24, 2013	By:	/s/ Randall F. Pearson
Randall F. Pearson
President, Chief Financial Officer, Controller and Director